SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           NEWMONT MINING CORPORATION
             (Exact name of registrant as specified in its charter)


      Delaware                                                13-2526632
(State of incorporation)                       (IRS employer identification no.)

                               1700 Lincoln Street
                             Denver, Colorado 80203
               (Address of principal executive offices) (Zip Code)

If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [X]                                   box. [  ]

Securities Act registration statement file number to which this form relates:
N/A

        Securities to be registered pursuant to Section 12(b) of the Act:


       Title of Each Class                   Name of Each Exchange on Which
       to be so Registered                   Each Class is to be Registered
   -----------------------------           -----------------------------------

  Preferred Share Purchase Rights                 New York Stock Exchange


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

     In connection with the execution of the Agreement and Plan of Merger, dated as of January 8, 2002, by and among Newmont Mining Corporation, a Delaware corporation ("the Company"), Delta Holdco Corp. and Delta Acquisitionco Corp., and in connection with its proposed acquisition of Normandy Mining Limited, an Australian company, and Franco-Nevada Mining Corporation Limited, a Canadian corporation, the Company hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-01153) filed with the Securities and Exchange Commission (the "Commission") on September 6, 2000.


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     In connection with the execution of the Agreement and Plan of Merger, dated as of January 8, 2002, by and among the Company, Delta Holdco Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company ("Holdco") and Delta Acquisitionco Corp., a Delaware corporation and direct, wholly-owned subsidiary of Holdco ("Acquisitionco"), we have amended our rights agreement so that our proposed merger with Acquisitionco does not cause the rights to separate from our common shares or permit our stockholders to exercise the rights. A complete description of the amendment to our rights agreement is set forth below.

     AMENDMENT TO THE RIGHTS AGREEMENT. On January 8, 2002, the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services
LLC), as rights agent (the "Rights Agent"), entered into Amendment No. 1. to the Rights Agreement, dated as of August 31, 2000, between the Company and the Rights Agent. The Amendment provides, among other things, that neither Holdco nor Acquisitionco will become an Acquiring Person as a result of the execution and delivery of the Merger Agreement, the conversion of common shares of the Company into shares of Holdco common stock in accordance with Section 2.1(a) of the Merger Agreement or the consummation of the Merger.

     In addition, the Amendment amends Sections 1(u) and 3(a) of the Rights Agreement to provide that notwithstanding any other provision of the Rights Agreement, (i) a Shares Acquisition Date will not occur or be deemed to occur as a result of the execution and delivery of the Merger Agreement, the conversion of common shares of the Company into shares of Holdco common stock in accordance with Section 2.1(a) of the Merger Agreement or the consummation of the Merger, and (ii) a Distribution Date will not occur or be deemed to occur as a result of the execution and delivery of the Merger Agreement, the conversion of common shares of the Company into shares of Holdco common stock in accordance with
Section 2.1(a) of the Merger Agreement or the consummation of the Merger. The Amendment also provides that the Rights will cease to be exercisable immediately prior to the effective time of the Merger and that nothing in the Rights Agreement will be construed to give any holder of Rights or any other Person (each as defined in the Rights Agreement) any legal or equitable rights, remedy or claim under the Rights Agreement in connection with any transactions contemplated by the Merger Agreement.

     The Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.


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



ITEM 2.           EXHIBITS.

4.2 Amendment No. 1, dated as of January 8, 2002, to the Rights Agreement, dated as of August 31, 2000, between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services LLC).



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


                                    SIGNATURE


             Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  February 4, 2002

                                 NEWMONT MINING CORPORATION



                                 By: /s/ Britt D. Banks
                                    --------------------------------------------
                                    Name:    Britt D. Banks
                                    Title:   Vice President, General Counsel
                                             and Secretary




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




                                  EXHIBIT INDEX

4.2 Amendment No. 1, dated as of January 8, 2002, to the Rights Agreement, dated as of August 31, 2000, between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services LLC).

                                                                     EXHIBIT 4.2


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

          AMENDMENT No. 1, dated as of January 8, 2002, to the Rights Agreement (the "Rights Agreement"), dated as of August 31, 2000, between Newmont Mining Corporation, a Delaware corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company (as successor to ChaseMellon Shareholder Services LLC), as Rights Agent (the "Rights Agent").


          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

          WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among the Company, Delta Holdco Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Holdco"), and Delta Acquisitionco Corp., a Delaware corporation and a wholly owned subsidiary of Holdco ("Acquisitionco"); and

          WHEREAS, the Board of Directors has (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and (iii) recommended that the Merger Agreement be adopted by the holders of Newmont Common Stock; and

          WHEREAS, the Board of Directors has found that it is in the best interests of the Company and its stockholders, and has deemed it necessary and desirable, to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

          NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

          1. Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

                           "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding


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



          Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement and
          (ii) neither Delta Holdco Corp., a Delaware corporation and direct, wholly owned subsidiary of the Company ("Holdco"), or Delta Acquisitionco Corp., a Delaware corporation and direct wholly owned subsidiary of Holdco ("Acquisitionco"), shall be deemed to be an Acquiring Person by virtue of: (A) the execution and delivery of the Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement") to be entered into by and among the Company, Holdco and Acquisitionco, (B) the conversion of Common Shares into shares of Holdco Common Stock (as defined in the Merger Agreement) in accordance with Section 2.1(a) of the Merger Agreement, or (C) the consummation of the Merger (as defined in the Merger Agreement) (each of the events set forth in foregoing clauses
          (A) to (C), an "Exempt Event").

          2. Section 1(u) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

          "No Exempt Event shall cause a Shares Acquisition Date."

          3. Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

          "Notwithstanding the foregoing, no Exempt Event shall cause a Distribution Date."

          4. Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

                           The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in

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


                            part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the time immediately prior to the consummation of the Merger, (ii) the Close of Business on September 11, 2010 (the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.


          5. Section 29 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

          "Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement."

          6. The Company shall notify the Rights Agent, by means of written communication, of the consummation of the Merger as soon as practicable after the occurrence thereof.

          7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

          8. If any term, provision, covenant or restriction of the Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          9. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

          10. Except as amended hereby, the Rights Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. All references to the Rights Agreement in any other agreement or document shall hereafter be deemed to refer to the Rights Agreement as amended hereby.



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


          11. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                                      * * *

                            [SIGNATURE PAGE FOLLOWS]


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


         IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.


Attest:                                       NEWMONT MINING CORPORATION




By  /s/ Ardis Young                           By  /s/ Britt D. Banks
  --------------------------------              --------------------------------
  Name:    Ardis Young                        Name:     Britt D. Banks
  Title:   Assistant Secretary                Title:    Vice President, General
                                                        Counsel and Secretary





                                              MELLON INVESTOR SERVICES LLC
Attest:                                       (As Rights Agent)




By  /s/ James E. Hagan                        By  /s/ Cynthia Gonzalez
  --------------------------------              --------------------------------
  Name:    James E. Hagan                     Name:     Cynthia Gonzalez
  Title:   Vice President                     Title:    Client Service Manager




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


                              OFFICER'S CERTIFICATE


                  This certificate is delivered to Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services LLC), in connection with that certain Rights Agreement, dated as of August 31, 2000 (the "Rights Agreement"),
                                                            ----------------
between Newmont Mining Corporation (the "Company"), and ChaseMellon Shareholder
                                         -------
Services LLC (the "Rights Agent"), in accordance with Section 27 of the Rights
                   ------------
Agreement. Pursuant to Section 27 of the Rights Agreement, the Rights Agent must execute the attached Amendment No. 1 to Rights Agreement upon the delivery of this officer's certificate stating that such Amendment No. 1 to Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

                  The undersigned hereby certifies that the attached Amendment No. 1 to Rights Agreement was duly and validly authorized and adopted by the Board of Directors of the Company and said Amendment No. 1 to Rights Agreement is in compliance with Section 27 of the Rights Agreement.

                  In witness whereof, the undersigned has executed this Certificate as of this 8th day of January, 2002.



                                             NEWMONT MINING CORPORATION



                                             By: /s/ Britt D. Banks
                                                --------------------------------
                                             Name:    Britt D. Banks
                                             Title:   Vice President, General
                                                      Counsel and Secretary


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